Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu
Chairman, President and Chief Executive Officer
(415) 928-0700
Jonathan H. Downing
Chief Financial Officer
(415) 928-0700

EVC Group
Investor Relations: Douglas M. Sherk, Jennifer Cohn
(415) 896-6820
Media Relations: Sheryl Seapy
(415) 272-3323

For Immediate Release

UCBH HOLDINGS, INC. REPORTS RECORD NET INCOME OF $18.5 MILLION FOR THE FOURTH
QUARTER OF 2003

•Net Income Increases 45.7%
•Company Generates Record $613.3 Million of New Loan Originations
• Commercial Loan Pipeline Remains Strong
•Credit Quality Remains Strong with Nonperforming Asset Ratio of 0.10%
•Planned Securities Portfolio Restructuring Substantially Completed
• Net Interest Margin Expands 19 Basis Points to 3.62%

     SAN FRANCISCO, January 15, 2004 – UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported record net income of $18.5 million for the fourth quarter ended December 31, 2003. This is an increase of 45.7% compared with net income of $12.7 million for the fourth quarter ended December 31, 2002. The diluted earnings per common share on a post-split basis were $0.39 for the fourth quarter of 2003, compared with $0.29 for the corresponding period of 2002. Net income for the year ended December 31, 2003 was $64.6 million, an increase of $25.7 million, or 66.0%, from $38.9 million for the year ended December 31, 2002. Included in the results of operations for the year ended December 31, 2002 was a one-time $6.75 million pretax charge for settlement of litigation and a one-time $350,000 tax benefit resulting from a California tax law change ($3.6 million in aggregate tax effected). Prior to the nonrecurring charge and tax benefit, net income increased by $22.1 million, or 52.1% year-over-year. Diluted earnings per common share for the year ended December 31, 2003 was $1.41, compared with $0.94 ($1.02 prior to the charge and tax benefit) for the year ended December 31, 2002.

     Fourth quarter and full-year highlights include:

     Revenue Growth:

•	Revenue growth of $14.0 million, or 35.6%, for the fourth quarter of 2003, compared with the corresponding quarter of 2002. Revenue growth of $54.7 million, or 39.9% for the full-year 2003.

•	Expansion of net interest margin to 3.62% for the quarter ended December 31, 2003, an increase of 19 basis points from the preceding quarter.

•	Noninterest income growth of $3.3 million, or 91.4%, in the fourth quarter of 2003, compared with the fourth quarter of 2002, reflecting the increase in commercial banking fees, the gains on sale of SBA loans and securities. The Company’s securities restructuring strategy announced in the second quarter of 2003 was substantially completed during the fourth quarter. Noninterest income growth for the full-year 2003 was $11.1 million, or 91.1%, also reflecting the increase of commercial banking fees, the gains on sale of SBA loans and securities.

     Loan Growth:

•	New loan originations increased to $613.3 million for the fourth quarter of 2003, compared with loan originations of $414.7 million for the fourth quarter of 2002, reflecting the expansion of the Company’s franchise through continued market penetration in California and the establishment of its full-service branch in Hong Kong.

•	New loan originations of $2.06 billion for 2003, compared with originations of $1.46 billion in 2002, also reflecting the expansion of the Company’s market franchise.

•	Commercial loan growth of $239.1 million for the fourth quarter of 2003, or 29.5% annualized.

•	Commercial loan growth of $810.3 million, or 30.3% for the full-year 2003.

•	Total loan growth of $263.9 million for the fourth quarter of 2003, or 29.2% annualized, before the internal securitization of $91.9 million of residential one-to-four loans.

Asset Quality:

•	Nonperforming asset ratio of 0.10% at December 31, 2003 and 2002.

•	Net loan charge-offs of $573,000 for the fourth quarter of 2003, or 0.06% annualized, compared with net loan charge-offs of $3.4 million in the fourth quarter of 2002, or 0.49% annualized.

•	Net loan charge-offs of $2.0 million for the year, or 0.06%, compared with net loan charge-offs of $5.5 million in 2002, or 0.23% annualized.

Deposits:

•	Core deposit growth of $36.7 million for the fourth quarter of 2003, or 7.8% annualized.

•	Certificate of Deposit (“CD”) runoff of $85.0 million in the fourth quarter was the result of our success in implementing our deposit generation strategy to reduce higher-cost CDs.

Significant Corporate Developments in 2003:

•	Completion of the acquisition of First Continental Bank (“FCB”), with total assets of $356.7 million, in July.

•	Granted a full banking license by the Hong Kong Monetary Authority in July.

•	Completion of our core system conversion in July.

•	Completion of the integration of Bank of Canton of California (“BCC”) and First Continental Bank in August and October, respectively.

     As a result of the strong performance in the fourth quarter of 2003 and the full year, the resulting annualized return on average assets (“ROA”) ratio for the quarter ended December 31, 2003 was 1.35%, and the annualized return on average equity (“ROE”) ratio was 18.43%. The ROA and ROE for the fourth quarter of 2002 were 1.16% and 19.20%, respectively. The efficiency ratio was 42.51% for the fourth quarter of 2003, compared to an efficiency ratio of 41.34% for the corresponding period of the previous year. The ROA and ROE for the year ended December 31, 2003 were 1.26% and 18.84%, respectively, compared with 1.14% and 18.42%, respectively, for the prior year. The efficiency ratio for the year was 41.83%, compared with an efficiency ratio of 46.94% in 2002. Prior to the one-time charge and tax benefit, the efficiency ratio in 2002 was 42.02%, and the annualized ROA and ROE ratios were 1.24% and 20.11%, respectively.

     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with the strong financial performance of UCBH during the fourth quarter of 2003 and for the full year. This marks the fifth consecutive year since becoming a commercial bank that UCBH has achieved annual earnings growth in excess of 25%. With our continued success in executing our business strategy of building strong customer relationships within the retail and commercial Chinese niche markets that we serve, we have achieved strong commercial loan and core deposit growth from our customer base.

     “2003 was a year of significant events for UCBH. We further increased our market share in Southern California through organic growth and the acquisition of First Continental Bank. In addition, we were granted a full banking license for the Hong Kong office mid-year and generated strong growth from that operation during the latter part of the year. We also fully integrated Bank of Canton of California and First Continental Bank into UCBH and successfully completed our core system conversion. These achievements better position the Company for further growth as we begin 2004 and move forward through this decade.

     “By adhering to our prudent underwriting criteria, we have achieved a nonperforming asset ratio below 0.25% for the nineteenth consecutive quarter. Further, we have maintained the discipline of not purchasing loans from third parties, which also strengthens our credit quality.

     “We have completed 2003 with great success. We now look forward to 2004 with optimism and enthusiasm and are confident that we will achieve our goals for the year. We will continue to execute our long-term business plan and focus on further expanding our franchise and increasing shareholder value. We, therefore, increase our earnings guidance to $1.66 for 2004 from $1.61,” concluded Mr. Wu.

     Net Income and Net Interest Income

     Net income increased by 45.7% to $18.5 million for the quarter ended December 31, 2003, compared with $12.7 million for the corresponding quarter of the prior year, primarily as a result of an increase in net interest income. Net interest income before provision for loan losses for the quarter ended December 31, 2003 increased by $10.8 million, or 30.0%, to $46.5 million, compared with $35.8 million in the same period of 2002. This increase was primarily due to a $1.06 billion increase in the average balance of interest-earning assets resulting from the organic loan growth and the acquisition of FCB in July 2003. The net interest margin increased to 3.62% for the quarter ended December 31, 2003, from 3.46% for the fourth quarter of 2002, reflecting the favorable impact of the restructuring of the BCC balance sheet by reducing the securities concentration and increasing loans while increasing core deposits to lower our funding cost. The net interest margin of 3.49% for the full-year 2003, compares with 3.79% in 2002. The decrease in the net interest margin in 2003 reflects the acquisition of BCC in October 2002. When acquired, BCC had a high securities concentration and, accordingly, a net interest margin of only 2.23%. The lower BCC net interest margin resulted in a decrease of UCBH’s net interest margin from 4.02% preceding the acquisition to 3.48% in the first full quarter following the acquisition.

     Net interest income increased by 34.9% to $168.5 million for the full year, compared with $124.9 million for 2002. This increase was primarily due to a $1.59 billion increase in the average balance of interest-earning assets which resulted from organic loan growth and the acquisitions of BCC and FCB. The average balance of commercial loans grew $898.2 million to $3.02 billion in 2003, an increase of 42.4% from $2.12 billion in 2002.

     Noninterest Income

     Noninterest income increased 91.4% to $6.9 million for the quarter ended December 31, 2003, compared to $3.6 million for the corresponding quarter of 2002, primarily as a result of increases in commercial banking fees and from gains on sale of loans and securities. Commercial banking fees increased 25.5% to $1.8 million for the fourth quarter of 2003, from $1.4 million for the corresponding quarter of 2002, primarily as a result of increased commercial banking activities. Gains on sale of loans and securities increased by 174.4% to $4.4 million in the fourth quarter of 2003, from $1.6 million in the corresponding quarter of 2002. Included in the gains on sale was $1.3 million resulting from the sale of SBA loans, and $3.1 million resulting from the sale of securities.

     Noninterest income increased 91.1% to $23.2 million in 2003, compared to $12.1 million in 2002, primarily as a result of increases in commercial banking fees and from gains on sale of loans and securities. Commercial banking fees increased 35.1% to $6.5 million in 2003 from $4.8 million in the prior year, as a result of increased commercial banking activities. Service charges on deposit accounts increased 32.0% to $2.2 million in 2003 from $1.7 million in 2002, reflecting the increase in transactional accounts. Gains on sale of loans and securities increased 168.2% to $14.0 million in 2003 from $5.2 million in 2002. Included in the 2003 gains on sale was $3.0 million from the sale of SBA loans and $11.0 million from the sale of securities.

     Noninterest Expense

     Noninterest expense for the fourth quarter of 2003 increased by 39.5% to $22.7 million from $16.3 million for the corresponding quarter of 2002, primarily as a result of increased personnel expense. In the fourth quarter of 2003, personnel expense increased 32.8% to $11.8 million from $8.9 million for the fourth quarter 2002, primarily as a result of the acquisition of FCB and as a result of additional staffing required to support the growth of the Bank’s commercial banking business. Noninterest expense totaled $80.2 million in 2003, an increase of 24.6% from $64.3 million in 2002. Prior to the one-time charge in 2002, noninterest expenses increased by $22.6 million during 2003, or 39.3%, primarily as a result of increases in personnel cost. Personnel expense increased to $42.3 million in 2003, from $30.0 million in 2002. This increase of $12.3 million, or 41.2%, resulted primarily from the acquisitions of BCC and FCB, the expansion of the Hong Kong Office, the expansion into New York and from the additional staff hired to support the increased commercial banking business.

     Loan Growth

     Loans increased at an annualized rate of 19.0% during the quarter to $3.79 billion at December 31, 2003. During the fourth quarter, the Bank also securitized $91.9 million of residential one-to-four loans with Fannie Mae (“FNMA”) and retained all of the securities issued. FNMA securities have a lower risk-based capital requirement than multifamily loans. Prior to the securitization, loan growth was $263.9 million for the quarter, or 29.2% annualized.

     As a result of the Bank’s continued focus on commercial lending activities, the acquisition of First Continental Bank and the expansion in Hong Kong, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $3.48 billion at December 31, 2003. This represents an increase of $239.1 million, or 29.5% annualized, from $3.24 billion at September 30, 2003.

     New loan originations of $613.3 million for the quarter ended December 30, 2003, were comprised of $542.3 million of commercial loans and $71.0 million of consumer loans. Commercial real estate loan originations increased 129.6% to $222.3 million in the fourth quarter of 2003 from $96.8 million in the fourth quarter of 2002. Multifamily loan originations were $177.9 million for the fourth quarter of 2003, an increase of $66.1 million, or 59.0%, from $111.9 million of multifamily loan originations in the fourth quarter of 2002. Commercial business loan originations of $55.7 million in the fourth quarter of 2003 increased by $20.4 million, or 58.0%, compared with the fourth quarter of 2002. Construction originations of $86.3 million in the fourth quarter of 2003 decreased by $37.9 million, or 30.5%, compared with the fourth quarter of 2002.

     Total loans at December 31, 2003 were $3.79 billion, an increase of $763.8 million, or 25.2%, from $3.03 billion at December 31, 2002, reflecting the strong commercial loan growth of UCB™ and the acquisition of FCB. During 2003, the Bank securitized $91.9 million of one to four residential and $194.2 million of multifamily loans for risk-based capital management purposes. The rate of loan growth excluding the FCB acquisition and the internal securitization was 26.5% for 2003.

     New loan originations of $2.06 billion for 2003 were comprised of $1.83 billion of commercial loans and $233.8 million of consumer loans. As a result of the Bank’s continued focus on commercial lending activities, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $3.48 billion at December 31, 2003, a 30.3% increase from $2.67 billion at December 31, 2002.

     Credit Quality

     Total nonperforming assets as of December 31, 2003 were $5.9 million, reflecting management’s continued focus on maintaining high credit quality assets. Net loan charge-offs were $573,000 for the quarter ended December 31, 2003, compared with charge-offs of $3.4 million for the corresponding quarter of the prior year. Annualized net charge-offs for the fourth quarter of 2003 were 0.06%, compared with 0.49% for the corresponding quarter of 2002. Net loan charge-offs were $2.0 million for the year ended December 31, 2003, compared with net loan charge-offs of $5.5 million for the year ended December 31, 2002. The Company provided $10.0 million for loan losses in 2003, compared with $9.7 million in 2002. The increase in the allowance for loan losses reflects the growth in the loan portfolio and the increase in commercial loans during the year. Charge-offs were 0.06% in the full-year 2003, compared with 0.23% in 2002.

     Securities

     To protect against the projected accelerating prepayment of the securities portfolio brought on by the market interest rate environment, the Company implemented a securities restructuring program during the second quarter of 2003, which it continued through year-end. Under this strategy, the Company began selling securities with the highest exposure to prepayment and extension risk, and reinvesting in shorter-dated securities with reduced prepayment and interest rate risk. During the quarter, we substantially completed our planned securities restructuring strategy.

     In tandem, the Company continued to leverage on its strong infrastructure to increase the loan pipeline and production as well as to accelerate its balance sheet restructuring plan to replace securities with higher-yielding loans. This strategy was designed to reduce interest rate risk on the balance sheet and to accelerate future net interest margin expansion.

     The securities portfolio was $1.51 billion at December 31, 2003, compared with $1.53 billion at September 30, 2003, a decrease of $24.3 million, or 6.4% annualized. The decrease in the securities portfolio during the quarter reflects the net effect of $116.2 million of net securities runoff and sales offset by the $91.9 million of single-family loans securitized during the quarter.

     Deposits

     Core deposit growth was $36.7 million, or 7.8% annualized, during the fourth quarter of 2003 and $405.7 million, or 27.0%, during the year ended December 31, 2003. CD runoff for the fourth quarter of 2003 was $85.0 million, or 7.50% annualized, was the result of our success in implementing our deposit generation strategy to reduce higher-cost CDs.

     Core deposits increased to $1.91 billion at the end of 2003, compared to $1.50 billion at year-end 2002, an increase of 27.0%. This core deposit growth included $97.7 million from the FCB acquisition. Total deposits increased 11.9% to $4.48 billion at December 31, 2003 from $4.01 billion at December 31, 2002. Total deposits acquired from FCB were $325.6 million. The average cost of deposits for the quarter ended December 31, 2003 decreased to 1.41% from 1.98% for the corresponding quarter of the prior year due to the increase in core deposits and the decrease in market interest rates. The average cost of deposits decreased to 1.61% for 2003 from 2.16% for 2002, also due to the increase in core deposits, and the decrease in market interest rates.

     Income Taxes

     The effective tax rate for the fourth quarter ended December 31, 2003 was 32.4%, compared with 36.3% for the same period of 2002. The effective tax rate for the year was 36.4%, compared with 38.3% for the year ended December 31, 2002.

     Capital

     Stockholders’ equity increased to $414.5 million at the end of 2003 from $282.4 million at year-end 2002, an increase of 46.8%. The growth in equity resulted from the retention of earnings during the year and $70.0 million resulted from the 2.3 million of common shares issued in conjunction with the FCB acquisition. The Tier I leverage ratio of the Bank was 7.86% at December 31, 2003, as compared to 7.57% at December 31, 2002. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

     Use of Non-GAAP Numbers in Historical Comparison

     The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, the Company believes that non-GAAP measures of net income and diluted earnings per share before a non-recurring charge and a non-recurring tax benefit are appropriate measures for evaluating the operating performance of the Company because this information provides investors and others with a method to compare current operating results with historical performance without regard to the non-recurring pre-tax charge for settlement of litigation in 2002 and the non-recurring benefit associated with a 2002 change in California state law. In addition, providing these non-GAAP measures will allow investors and others to compare the Company’s results of operations with those of other companies on a more comparable basis.

     Fourth Quarter Earnings Teleconference and Webcast

     UCBH will hold a conference call and audio webcast tomorrow, January 16, 2004, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s fourth quarter and fiscal 2003, as well as its outlook for 2004. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.

     About UCBH Holdings, Inc.

     UCBH Holdings, Inc. is the holding company for United Commercial Bank, the leading California bank serving the ethnic Chinese community. The Bank has 41 California offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, an office in Brooklyn, New York, and an office in Hong Kong, providing a wide range of consumer banking services to individuals and commercial banking services to small- and medium-sized businesses and professionals in a variety of industries. United Commercial Bank offers a full range of lending activities, including residential and commercial real estate, construction, commercial credit facilities, working capital loans, international trade finance services, and online banking services for businesses and consumers. The Bank also maintains an interactive Internet banking and community portal, www.ibankUNITED.com, in both English and Chinese. For additional information, visit the web site for UCBH Holdings, Inc. located at www.ucbh.com.

     Forward-Looking Statements

     Certain statements contained in this release, including without limitation, statements containing the words “confident that,” “believes,” “plans,” “expects,” “anticipates,” “projects” and words of similar import (including guidance as to future earnings), constitute “forward-looking statements” within the meaning of applicable law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UCBH or UCB™ to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which UCBH or UCB™ operates; demographic changes; the ability of UCBH and UCB™ to assimilate its recent acquisitions and to achieve the projected earnings accretion; competition; fluctuations in market conditions, including interest rates; changes in business strategies; changes in governmental regulation; changes in credit quality and other risks and other uncertainties including those detailed in the most recent quarterly and annual reports filed by UCBH with the Securities and Exchange Commission. Given these risks and uncertainties, undue reliance should not be placed on such forward-looking statements. UCBH and UCB™ disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

####

(Tables Follow)

UCBH Holdings, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	At December 31,	At December 31,
	2003	2002

	(unaudited)
Assets
Cash and due from banks	$76,786	$58,954
Federal funds sold	—	—
Investment and mortgage-backed securities available for sale, at fair value	1,221,070	1,469,387
Investment and mortgage-backed securities, at cost (fair value $287,372 at December 31, 2003 and $114,582 at December 31, 2002)	284,712	111,994
Federal Home Loan Bank stock and other equity securities	41,316	40,162
Loans	3,791,643	3,027,810
Allowance for loan losses	(60,863)	(48,865)

Net loans	3,730,780	2,978,945

Accrued interest receivable	21,756	22,641
Premises and equipment, net	84,145	81,697
Goodwill	87,437	46,052
Intangible assets	11,111	10,734
Other assets	26,077	33,070

Total assets	$5,585,190	$4,853,636

Liabilities
Deposits	$4,483,521	$4,006,813
Borrowings	505,542	353,374
Subordinated debentures	136,000	136,000
Accrued interest payable	8,346	11,659
Other liabilities	37,315	63,423

Total liabilities	5,170,724	4,571,269

Commitments and contingencies	—	—
Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 180,000,000 and 90,000,000 shares at December 31, 2003 and December 31, 2002, shares issued and outstanding 45,038,378 at December 31, 2003 and 42,018,728 at December 31, 2002	450	210
Additional paid-in capital	208,990	124,440
Accumulated other comprehensive income	(3,245)	9,053
Retained earnings-substantially restricted	208,271	148,664

Total stockholders’ equity	414,466	282,367

Total liabilities and stockholders’ equity	$5,585,190	$4,853,636

UCBH Holdings, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, Except for Per Share Data)

	Quarter Ended	Quarter Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans	$51,921	$42,040	$191,754	$156,983
Funds sold and securities purchased under agreements to resell	—	70	61	156
Investment and mortgage-backed securities	16,499	17,315	68,447	48,039

Total interest income	68,420	59,425	260,262	205,178

Interest expense:
Deposits	15,788	17,744	68,724	61,236
Short-term borrowings	497	227	1,084	565
Subordinated debentures	1,963	1,965	7,922	4,653
Long-term borrowings	3,625	3,695	13,984	13,778

Total interest expense	21,873	23,631	91,714	80,232

Net interest income	46,547	35,794	168,548	124,946
Provision for loan losses	3,323	3,157	9,967	9,673

Net interest income after provision for loan losses	43,224	32,637	158,581	115,273

Noninterest income:
Commercial banking fees	1,810	1,442	6,546	4,845
Service charges on deposits	591	474	2,249	1,704
Gain on sale of loans and securities	4,431	1,615	14,043	5,236
Miscellaneous income	47	63	365	357

Total noninterest income	6,879	3,594	23,203	12,142

Noninterest expense:
Personnel	11,804	8,890	42,310	29,965
Occupancy	1,596	1,121	5,869	5,326
Data processing	1,167	1,030	4,826	3,463
Furniture and equipment	1,114	849	3,661	2,614
Professional fees and contracted services	1,497	942	5,802	5,626
Deposit insurance	184	144	695	467
Communication	309	231	1,066	726
Intangible amortization	444	227	1,762	227
One-time litigation settlement	—	—	—	6,750
Miscellaneous expense	4,598	2,850	14,217	9,185

Total noninterest expense	22,713	16,284	80,208	64,349

Income before taxes	27,390	19,947	101,576	63,066
Income tax expense	8,876	7,243	36,938	24,138

Net income	$18,514	$12,704	$64,638	$38,928

Average common and common equivalent shares outstanding, basic	45,027,059	41,223,440	43,585,216	39,657,766
Average common and common equivalent shares outstanding, diluted	47,372,143	43,171,396	45,731,271	41,514,926
Basic earnings per share	$0.41	$0.31	$1.48	$0.98
Diluted earnings per share	$0.39	$0.29	$1.41	$0.94

UCBH Holdings, Inc.
Supplemental Data
(Dollars in Thousands, Except for Per Share Data)

	At, or for the three months ended, December 31,		At, or for the twelve months ended, December 31,

	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)
Profitability measures:
ROA	1.35%	1.16%	1.26%	1.14%
ROE	18.43%	19.20%	18.84%	18.42%
Noninterest expense / average assets	1.65%	1.49%	2.08%	1.88%
Efficiency ratio	42.51%	41.34%	41.83%	46.94%
Net interest spread (1)	3.42%	3.23%	3.29%	3.51%
Net interest margin (1)	3.62%	3.46%	3.49%	3.79%
Diluted earnings per share	$0.39	$0.29	$1.41	$0.94
Average cost of deposits during the period	1.41%	1.98%	1.61%	2.16%
New loan commitments-
Commercial:
Secured by real estate-nonresidential	$222,331	$96,832	$634,501	$355,662
Secured by real estate-multifamily	177,916	111,866	612,603	480,934
Construction	86,340	124,191	344,352	269,771
Commercial business	55,695	35,255	235,007	193,847

	542,282	368,144	1,826,463	1,300,214

Consumer:
Residential mortgage (one to four family)	58,228	39,340	199,169	128,371
Other	12,811	7,188	34,605	32,198

	71,039	46,528	233,774	160,569

Total new commitments	$613,321	$414,672	$2,060,237	$1,460,783

(1) Calculated on a tax equivalent basis

UCBH Holdings, Inc.
Supplemental Data
(Dollars in Thousands, Except for Per Share Data)

	For the three months ended,		For the twelve months ended,

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

	(unaudited)	(unaudited)	(unaudited)
AVERAGE BALANCES
Loans
Commercial:
Secured by real estate-nonresidential	$1,641,971	$1,137,780	$1,455,839	$921,921
Secured by real estate-multifamily	1,101,817	889,627	1,016,734	822,496
Construction	297,361	200,496	260,715	180,298
Commercial business	306,484	245,065	285,351	195,753

	3,347,633	2,472,968	3,018,639	2,120,468

Consumer:
Residential mortgage (one to four family)	343,636	280,241	313,629	300,128
Other	46,758	39,207	47,853	22,194

	390,394	319,448	361,482	322,322

Total loans	$3,738,027	$2,792,416	$3,380,121	$2,442,790

Investment securities	$1,525,263	$1,391,736	$1,550,841	$893,241
Earning assets	$5,264,722	$4,205,085	$4,940,788	$3,346,453
Assets	$5,496,409	$4,365,412	$5,150,230	$3,421,085
Deposits
Noninterest-bearing	$341,193	$228,428	$296,306	$166,810
NOW and money market accounts	685,459	490,882	624,330	389,303
Savings accounts	883,890	630,141	787,796	521,050
Time deposits	2,573,391	2,236,673	2,552,767	1,752,020

Total deposits	$4,483,933	$3,586,124	$4,261,199	$2,829,183

Borrowings	$415,094	$330,431	$348,973	$277,272
Interest-bearing liabilities	$4,693,834	$3,811,301	$4,449,868	$3,002,946
Equity	$401,842	$264,630	$343,009	$211,338

UCBH Holdings, Inc.
Supplemental Data
(Dollars in Thousands, Except for Per Share Data)

	At December 31, 2003	At December 31, 2002

	(unaudited)
SELECTED FINANCIAL DATA
Selected loan data:
Loan composition
Commercial:
Secured by real estate-nonresidential	$1,724,179	$1,279,809
Secured by real estate-multifamily	1,162,565	914,630
Construction	293,875	216,218
Commercial business	302,159	261,787

	3,482,778	2,672,444

Consumer:
Residential mortgage (one to four family)	274,392	311,067
Other	43,117	49,372

	317,509	360,439

Gross loans	3,800,287	3,032,883
Net deferred loan fees	(8,644)	(5,073)

Loans	$3,791,643	$3,027,810

Nonperforming loans	$5,857	$4,654
OREO	—	—
Loan delinquency ratio	0.86%	0.88%
Nonperforming assets to total assets	0.10%	0.10%
Nonperforming loans to total loans	0.15%	0.15%
Allowance for loan losses to nonperforming loans	1039.15%	1049.96%
Allowance for loan losses to total loans	1.61%	1.61%
Loan-to-deposit ratio	84.57%	75.57%
Selected deposit data:
Demand deposits and NOW accounts	$1,026,047	$813,122
Savings account balances	884,064	691,318
Time deposit balances	2,573,410	2,502,373

Total deposit balances	$4,483,521	$4,006,813

Cost of deposits at quarter end	1.33%	1.90%
Selected equity data:
Total shareholders’ equity	$414,466	$282,367
Tier 1 risk-based capital ratio (Bank)	10.92%	10.26%
Total risk-based capital ratio (Bank)	12.18%	11.52%
Tier 1 leverage ratio (Bank)	7.86%	7.57%
Book value per share	$9.20	$6.72